UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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National Bancshares Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE MEETING
ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
PERFORMANCE GRAPH
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF NATIONAL BANCSHARES CORPORATION, S&P 500 STOCK INDEX, AND S&P 500 BANK INDEX
TRANSACTIONS WITH DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF SECURITY HOLDERS
INDEPENDENT AUDITOR
GENERAL
ANNUAL REPORT

NATIONAL BANCSHARES CORPORATION

112 West Market Street
Orrville, Ohio 44667
(330) 682-1010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of National Bancshares Corporation will be held at the operations center of First National Bank, 1444 North Main Street, Orrville, Ohio on Thursday, April 27, 2006 at 2:00 pm local time for the following purposes —

(1) to elect three directors for a three-year term ending in 2009, and

(2) to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

      Holders of common shares of record at the close of business on March 9, 2006 are entitled to vote at the annual meeting.

By Order of the Board of Directors,

Kenneth R. VanSickle
Secretary

March 23, 2006

NATIONAL BANCSHARES CORPORATION

112 West Market Street
Orrville, Ohio 44667
(330) 682-1010

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation by National Bancshares Corporation’s board of directors of proxies to be used at the 2006 Annual Meeting of Shareholders and at any adjournments or postponements thereof. The annual meeting will be held on Thursday, April 27, 2006 at 2:00 pm local time at the Operations Center of First National Bank, 1444 North Main Street, Orrville, Ohio. The accompanying Notice of Annual Meeting of Shareholders and this proxy statement are first being mailed to stockholders on or about March 23, 2006.

INFORMATION ABOUT THE MEETING

      Purpose of the Meeting. At the annual meeting we will ask National Bancshares Corporation stockholders to elect three directors to serve until the 2009 annual meeting or until their successors are elected and qualified.

      Voting and Revocation of Proxies. Proxies solicited by the board may be used at the annual meeting only and will not be used for any other meeting. The proxies will be voted in accordance with the directions given. If no directions are given, proxies will be voted FOR the election of each of the individuals nominated by the board of directors.

      Stockholders who execute proxies retain the right to revoke them at any time, but revocation will not affect a vote previously taken. You may revoke a proxy by —

•	attending the annual meeting and advising National Bancshares Corporation’s Secretary that you intend to vote in person (but your attendance at the annual meeting will not constitute revocation of a proxy),

•	giving a subsequent proxy relating to the same shares, or

•	filing with the Secretary at or before the annual meeting a written notice of revocation bearing a later date than the proxy.

      A written notice revoking a proxy should be delivered to Mr. Kenneth R. VanSickle, Secretary, National Bancshares Corporation, 112 West Market Street, Orrville, Ohio 44667. Unless revoked, the shares represented by proxies will be voted at the annual meeting.

      Record Date and Outstanding Shares; Quorum. On the March 9, 2006 record date for the meeting there were 2,234,488 shares of common stock issued and outstanding. To constitute a quorum at the annual meeting, according to Article II, section 7 of National Bancshares Corporation’s Code of Regulations the holders of shares entitling them to exercise a majority of the voting power must be present in person or by proxy. Proxies marked abstain will be considered present for purposes of establishing that a quorum exists. Likewise, shares held by brokers in street name that are voted on at least one proposal will be considered present for purposes of establishing that a quorum exists.

      Vote Required and Cumulative Voting. Directors are elected by a plurality vote. Accordingly, nominees receiving the greatest number of votes will be elected. Votes that are withheld in the election of directors will therefore have no effect.

      You may vote cumulatively in the election of directors if any stockholder follows the procedures specified in the Ohio general corporation law for invoking cumulative voting rights. When shares are voted cumulatively, you multiply the number of shares you own by the number of directors to be elected to determine the total number of votes you may cast. You may give any one or more of the nominees any portion of the total number of your votes. To invoke the right to vote cumulatively in the election of directors, according to Ohio general corporation law section 1701.55(C) a stockholder must give advance written notice of his or her desire that voting in the election of directors be cumulative. The notice must be given to National Bancshares Corporation’s President, a Vice President, or Secretary at least 48 hours before the time fixed for holding a meeting to elect directors. If at the convening of the meeting an announcement of the cumulative voting notice is then made by the chairman of the meeting or by or on behalf of the stockholder giving the notice, every stockholder will have cumulative voting rights in the election of directors. Proxies solicited by the board of directors would also be voted cumulatively if that occurs. For all purposes other than election of directors, each share is entitled to one vote.
      Abstentions and Broker Non-Votes. Abstention may be specified on all proposals except the election of directors. Although they are counted for purposes of establishing that a quorum is present, abstentions and broker non-votes are not counted as votes cast. Because directors are elected by a plurality of votes cast, abstentions and broker non-votes have no effect on the election of directors.
      Voting Securities and Principal Holders. One person is known by National Bancshares Corporation to own beneficially more than 5% of the outstanding common stock. MacNealy Hoover Investment Management owns 123,024 shares or 5.5%. MacNealy Hoover Investment Management filed a Form 13G with the Securities and Exchange Commission on February 8, 2006 disclosing their ownership in National Bancshares Corporation. In addition, they disclosed in the 13G filing that National Bancshares Corporation shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. The following table shows the beneficial ownership of National Bancshares common stock on March 9, 2006 by —

•	each director and director nominee and each executive officer identified in the Summary Compensation Table, and

•	all directors, nominees, and executive officers as a group.
      For purposes of the table, a person is considered to beneficially own any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, voting power and investment power are exercised solely by the person named or they are shared with members of his or her household. Shares deemed to be outstanding for purposes of computing “Percent of stock” are calculated on the basis of 2,234,488 shares outstanding.

	Shares
	beneficially	Percent
Directors, nominees and named executive officers	owned	of stock

Sara Steinbrenner Balzarini, Director	17,437	0.8%
Lawrence M. Cardinal, Jr., VP and Treasurer	143	0.0%
John P. Cook, CPA, Ph.D., Director Nominee	700	0.0%
Charles J. Dolezal, Chairman, President and Chief Executive Officer	22,668	1.0%
Bobbi E. Douglas, Director	174	0.0%
John W. Kropf, Director	40,234	1.8%
Steve Schmid, Director	4,974	0.2%
John E. Sprunger, Director	2,474	0.1%
Kenneth R. VanSickle, Senior Vice President and Secretary	315	0.0%
Howard J. Wenger, Director	62,667	2.7%
James F. Woolley, Director	103,844	4.6%
Albert W. Yeagley, Director	472	0.0%
Other executive officers not named in the Summary Compensation Table	2,324	0.1%

All directors, nominees and executive officers as a group (16 people)	258,283	11.5%

ELECTION OF DIRECTORS

      Board of Directors. Classification and Vacancies. National Bancshares’ board of directors is divided into three classes, with one class elected each year for a three-year term. A total of 11 directors are authorized by National Bancshares’ Code of Regulations, Article III, section 1. However, there currently are ten individuals serving as directors, leaving one vacancy, in Class II. This vacancy can be filled at any time before the annual meeting by a majority of the whole board, although the board currently has no plans to do so. The one director vacancy has existed for some time. From time to time the board considers potential candidates to fill director vacancies or succeed retiring directors. However, the board currently does not have any candidates under active consideration for the director vacancy. The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named herein, of which there are three only.

      Nominees and Continuing Directors. The boards of directors’ nominees for the three-year term expiring in 2009 are Bobbi E. Douglas, John E. Sprunger and Howard J. Wenger. If any nominee is unable or unwilling to serve as a director on the date of the annual meeting, the proxies will be voted for the election of a substitute nominee or nominees designated by the board of directors. Information about the three nominees and the directors whose terms continue through the date of the annual meeting is listed directly below.

			Current
		Director	Term
	Age	since*	expires	Principal occupation in the last 5 years

THREE NOMINEES FOR THE TERM ENDING IN 2009 — CLASS I

Bobbi E. Douglas	47	1998	2006	Bobbi E. Douglas is Executive Director of STEPS at Liberty Center and Every Woman’s House, social service organizations.

John E. Sprunger	68	1987	2006	John E. Sprunger is the President of Kidron Auction, Inc., a livestock auction operation in Wayne County.

Howard J. Wenger	63	1998	2006	Howard J. Wenger is the President of Wenger Excavating, Inc., Northstar Asphalt, Inc., Lake Region Oil, Inc., Massillon Materials, Inc., and Stark Materials, Inc., excavating and building materials companies operating from Dalton, Ohio.
CONTINUING DIRECTORS — CLASS II

Sara Steinbrenner Balzarini	49	1989	2007	Sara Steinbrenner Balzarini is a partner in Paramount Tennis, LLC. Previously she was a member of the Management Committee of Contours, Ltd., a manufacturing firm in Orrville, Ohio from June 1998 through August 2003, where she served in a consulting capacity. Prior to June 1998, she was the CFO of Contours, Inc.

Steve Schmid	54	1989	2007	Steve Schmid is the President of Smith Dairy Products, a dairy products manufacturer and distributor serving a multi-state area.

Albert W. Yeagley	58	1997	2007	Albert W. Yeagley has been employed by the J.M. Smucker Company since 1974. He currently serves as Director of Corporate Quality Assurance at J.M. Smucker Company.

			Current
		Director	Term
	Age	since*	expires	Principal occupation in the last 5 years

CONTINUING DIRECTORS — CLASS III

John P. Cook, CPA, Ph.D.	58	2005	2008	John P. Cook, CPA, Ph.D. is a partner/shareholder in the firm of Long, Cook & Samsa, Inc., Certified Public Accountants/Consultants since December 2000. Previously, he was a Partner in Cook and Samsa, Certified Public Accountants.

Charles J. Dolezal	53	1982	2008	Charles J. Dolezal is Chairman of the Board, President, and Chief Executive Officer of National Bancshares Corporation and First National Bank.

John W. Kropf	62	1974	2008	John W. Kropf is an attorney and a partner with the law firm Kropf, Wagner, Hohenberger & Lutz, L.L.P. in Orrville, Ohio.

James F. Woolley	69	1974	2008	James F. Woolley is the Chief Executive Officer of R.W. Screw Products, a manufacturing company in Massillon, Ohio.

*	Indicates the year first elected to the board of National Bancshares Corporation or First National Bank.

      The board of directors of National Bancshares and the board of directors of First National Bank are comprised of the same ten individuals currently serving as directors, but First National Bank directors serve one-year terms. We expect that all of National Bancshares Corporation’s directors, including the nominees standing for election at the 2006 annual meeting, will be nominated and elected to serve as directors of First National Bank for the following year.

      There are no family relationships among any of National Bancshares’ directors, director nominees or executive officers. No director, director nominee or executive officer of National Bancshares serves as a director of (l) a company with a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (2) any investment company registered under the Investment Company Act of 1940. None of National Bancshares’ directors, director nominees or executive officers has been involved in any legal proceedings concerning bankruptcy, either individually or in respect of any businesses with which they have been involved. None of them have been convicted of any crime, excluding traffic violations and similar minor offenses.

      Meeting Attendance. National Bancshares’ board of directors met six times in 2005. All directors attended at least 75% of the aggregate of (a) the total number of meetings of National Bancshares’ board held in 2005 and (b) the total number of meetings held by all National Bancshares’ board committees on which he or she served (National Bancshares’ board currently has one committee only, the Audit Committee) with the exception of Albert Yeagley who attended 7 of the 10 meetings. National Bancshares’ Audit Committee met four times in 2005. The board also encourages all directors to attend the Annual Meeting of National Bancshares Corporation’s stockholders. Of National Bancshares’ ten directors, all ten attended the 2005 Annual Meeting.

      Director Nomination Process. National Bancshares’ board does not have a nominating committee because the board believes that the entire board is the most appropriate entity for identifying individuals qualified to become directors. The Executive Committee of the board of National Bancshares’ bank subsidiary recommends nominees for election to the Bank’s board. Mr. Dolezal, President and Chief Executive Officer, is a member of the Executive Committee of the Bank’s board. Director John W. Kropf, a partner in a law firm that performs services for the Bank, is also a member of the Executive Committee. Accordingly, the Bank’s Executive Committee is not comprised strictly of independent directors, but the board believes that all other directors are “independent directors,” within the meaning of Rule 4200 (a)(15) of the

Rules of the National Association of Securities Dealers, Inc. As a practical matter, the nomination process at the Bank level has determined who the director candidates are at the holding company level also. Regardless of whether a candidate is proposed by the board, the Executive Committee, or by a stockholder, evaluation of director candidates at the holding company level and at the Bank level takes into account:

•	each individual candidate’s background, business and leadership experience,

•	his or her knowledge of banking,

•	the potential contribution the individual can make to the direction of National Bancshares and the Bank,

•	his or her ability to promote business growth through business and community contacts and referrals,

•	the candidate’s reputation in the community,

•	any special skills the candidate may have acquired in matters of interest to National Bancshares and the Bank, such as accounting, finance, legal, or regulatory experience,

•	the candidate’s point of view concerning the existing and future business of National Bancshares and First National Bank, including but not limited to the Bank’s competitive position and its role as an independent community banking organization,

•	the candidate’s investment in National Bancshares stock and his or her commitment to investing in National Bancshares stock over time,

•	the candidate’s ability to communicate with and to work cooperatively in a diverse group of directors,

•	whether the candidate would qualify as an independent director under evolving corporate governance standards of the National Association of Securities Dealers’ Nasdaq Stock Market,

•	and any business interests or other commitments or interests that might interfere with the candidate’s ability to participate fully in the affairs of the board and its committees.

      Neither National Bancshares’ board of directors nor the Bank’s executive committee has adopted a charter or formal guidelines for the nomination process, nor have they employed consultants to identify suitable director candidates. The process for identifying director candidates is a highly subjective one that is not based solely upon objective facts about a candidate’s credentials. The process also takes into account existing directors’ perceptions about a candidate, their analysis of board strengths and weaknesses, projections about future board needs and the candidate’s ability to address them, and a variety of other subjective and intangible factors.

      Stockholders have the right to make nominations to the board, including the right to nominate one or more persons to fill director vacancies, but National Bancshares’ Code of Regulations does not specify a stockholder nomination procedure. A stockholder desiring to nominate a director candidate should deliver to National Bancshares’ Secretary a written notice containing information about the nominee, including the name and age of the nominee, the nominee’s principal occupation, and the number of shares of National Bancshares common stock the nominee owns. The written consent of the nominee to serve as a director must also be provided. The stockholder’s notice should be delivered to National Bancshares’ Secretary by December 31 if the stockholder desires that his or her nominee be considered for nomination at the annual meeting in the following year. The notice should also contain information about the stockholder making the nomination, including (1) the name and address of the stockholder (or of the beneficial owner, if any, on whose behalf the nomination is made), (2) a representation that the stockholder is a holder of record of National Bancshares stock entitled to vote at the annual meeting and that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person specified in the notice, (3) the number of shares of National Bancshares stock owned beneficially and of record by the stockholder (and by the beneficial owner, if any, on whose behalf the nomination is made), (4) a description of all arrangements or understandings under which the nomination is being made between or among any of (a) the stockholder, (b) the beneficial owner on whose behalf the notice is given, (c) each nominee, and (d) any other person, naming that person, and (5) such other information about the nominee as is required to be included in a proxy statement filed under the Securities and Exchange Commission’s proxy rules.

      The board will consider a stockholder’s nomination for director, but the board has final authority to decide who its director candidates are, based on the board’s assessment of the factors outlined above. Nomination of director candidates directly by stockholders and subsequent election of those nominees could — either at a single annual meeting or over time through a series of annual meetings — yield a so-called “Change in Control” under severance agreements that First National Bank has entered into with three executive officers. See, “Executive Compensation — Severance Agreements.” Under those agreements, a Change in Control is deemed to have occurred if at any time the directors of National Bancshares in office when the severance agreements were entered into, along with directors approved by a majority of those incumbent directors, no longer constitute 75% of National Bancshares’ board, at least eight directors if the size of the board continues to be comprised of a total of ten directors. If the executive is involuntarily terminated without cause within 36 months after such a Change in Control (24 months for three executive officers named in “Executive Compensation – Severance Agreements”), or if the executive voluntarily terminates employment for good reason within 36 months after the Change in Control (24 months for three executive officers named in “Executive Compensation – Severance Agreements”), severance benefits will be owing to the executive under the severance agreements.

      Communications with the Board. From time to time stockholders communicate with one or more directors or the entire board about matters of interest to those stockholders alone or to all stockholders. Management and the board value the dialogue with stockholders. If you desire to state your views and concerns to the board of directors, you may write to the board, care of the Audit Committee, at 112 West Market Street, Orrville, Ohio 44667. Although you must not expect a prompt substantive or detailed response, your written communication will be taken into account by the board.

      Audit Committee. Established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, the Audit Committee oversees the accounting and financial reporting processes of National Bancshares and audits of its financial statement. Members of the Audit Committee are Sara Steinbrenner Balzarini, John P. Cook, CPA, Ph. D., John E. Sprunger, Howard J. Wenger and Albert W. Yeagley. These individuals also serve as the Audit Committee of First National Bank, performing the same functions at that level. Each year the Audit Committee reviews and assesses the adequacies of a written Audit Committee Charter. Any changes to the Charter are approved by the Board of Directors.

      In the opinion of National Bancshares’ board, none of Directors Balzarini, Cook, Sprunger, Wenger or Yeagley has a relationship with National Bancshares or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. None of them are or have for the past three years been executive officers of National Bancshares or the Bank. In the opinion of National Bancshares’ board, Directors Balzarini, Cook, Sprunger, Wenger and Yeagley are “independent directors,” as that term is defined in Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc.

      National Bancshares’ Audit Committee has engaged Crowe Chizek and Company LLC to continue its service as independent auditor for 2006. Consistent with the Audit Committee Charter and to ensure that the auditor will be considered independent under the revised rules of the Securities and Exchange Commission, the independent auditor will be engaged and its compensation will be established solely by the Audit Committee. All audit and other services provided by the independent auditor must be approved in advance by the Audit Committee, with limited exceptions permitted by SEC rules. The Audit Committee will exercise exclusive oversight of the independent auditor, which will report directly to the Audit Committee. National Bancshares stock is currently not listed on an exchange or on the Nasdaq Stock Market, but is traded on the Over-The-Counter market.

      Audit Committee Report. The Audit Committee has submitted the following report for inclusion in this proxy statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2005 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Crowe Chizek and Company LLC, National Bancshares’ independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61 “Communications with Audit Committees.” The Audit Committee has received the written disclosures and the letter from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Crowe Chizek and Company LLC the independent auditor’s independence.

The Audit Committee has reviewed the non-audit services currently provided by National Bancshares’ independent auditor and has considered whether the provision of such services is compatible with maintaining the independence of the independent auditors.

Based on the Audit Committee’s review of the financial statements, its discussion with Crowe Chizek and Company LLC regarding SAS 61, and the written materials provided by Crowe Chizek and Company LLC under ISB Standard No. 1 and the related discussion with Crowe Chizek and Company LLC of their independence, the Audit Committee has recommended to the board of directors that the audited financial statements of National Bancshares Corporation be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Sara Steinbrenner Balzarini — John P. Cook — John E. Sprunger — Howard J. Wenger — Albert W. Yeagley

      Director Compensation. Fees. National Bancshares directors currently receive no compensation for their service in that capacity. But First National Bank directors receive $925 for each meeting of the Bank’s board. The Bank’s board met 12  times in 2005. If a director is absent for three bank board meetings in a given year, the director forfeits the $925 per meeting fee for any other months in which the director is absent from a board meeting during that year. Directors are also offered hospitalization and medical insurance plans on the same basis as salaried personnel. Members of the Bank’s Audit Committee receive $525 for each meeting attended, with the exception of the Committee Chairman who receives $1,150 for each meeting attended. The Bank’s Audit Committee, which is comprised of the same people who serve on National Bancshares’ Audit Committee and meet simultaneously, met 4 times in 2005. First National Bank also maintains an Executive Committee of the board, which exercises much of the authority of the Bank’s board when the full board is not in session. The Bank’s Executive Committee also acts as a compensation committee, establishing officer and employee compensation, and nominating committee, selecting candidates for election to the Bank’s board. Members of the Bank’s Executive Committee, other than Charles J. Dolezal, receive a fee of $525 for each Executive Committee meeting attended. Executive Committee members are Charles J. Dolezal, Bobbi E. Douglas, John W. Kropf, Steve Schmid and James F. Woolley. The Bank’s Executive Committee met 5 times in 2005.

      Retirement Benefits and Deferred Compensation. In August 1994 First National Bank implemented a director retirement benefit and death benefit plan for the benefit of all directors. Called the Directors Defined Benefit Plan, the plan is designed to provide an annual retirement benefit to each director after his or her board service terminates and he or she attains age 70. The retirement benefit is an annual benefit equal to $1,000 multiplied by the years of board service after August 1994. For service during part of a year, a period of six months or more is considered a full year but a period less than six months is disregarded except for the year the plan was adopted, August 1994, which was considered a full year. The annual retirement benefit is payable for the lifetime of the director, but in no event for fewer than 15 years. If a director dies before receiving 15 annual payments, the balance of the payments is paid to the director’s designated beneficiary or beneficiaries. If a director dies while serving on the Bank’s board, the Bank will pay the director’s designated beneficiary or beneficiaries 15 successive annual benefit payments, each equal to $1,000 for each year of service from and after August 1994 through the date of the director’s death, with the following qualification. If the director has not yet reached seventy (70) years of age at the date of death and is insurable and the Bank has purchased insurance on his or her life, it shall be assumed for the purpose of calculating this annual benefit that the Director died at age seventy (70). If a director dies before age 70 but after having first terminated director service, the Bank will pay the former director’s designated beneficiary or beneficiaries an annual benefit for 15 years equal to $1,000 for each year of board service from and after August 1994 through the director’s termination of board service.
      In addition, the Directors Defined Benefit Plan gives each director the option to defer his or her director fees until retirement, up to a maximum of $5,000 per month. The Bank credits interest to a director’s deferred compensation account on December 31 of each year at an interest rate equal to twice the one-year treasury rate as of December 31 of each year, but in no case at a rate less than 8%. After retirement, the director receives his or her deferred compensation account balance in equal monthly or annual installments for 10 years, or in a lump-sum payment.
      First National Bank purchased insurance policies on the lives of the directors as an informal financing mechanism for the Bank’s post-retirement obligations under Directors Defined Benefit Plan. Although the Bank expects the policies on the directors’ lives to serve as a source of funds for the director retirement benefits payable under the Directors Defined Benefit Plan Agreements, the directors’ contractual entitlements under the Directors Defined Benefit Plan Agreements are not funded and remain contractual liabilities of the Bank, payable when a director terminates service and attains age 70.
      Director Charles J. Dolezal is a participant in the Directors Defined Benefit Plan. Mr. Dolezal has served continuously as a director since the Directors Defined Benefit Plan was adopted in August 1994. Accordingly, he would currently be entitled to an annual retirement benefit of $12,000 for life if his director service terminates in the first half of 2006, with payments starting at age 70.
      Executive Compensation. The following table shows the compensation of the President and Chief Executive Officer and for any other executive officers whose salary and bonus exceeded $100,000 in 2005 for services in all capacities for the fiscal years ended December 31, 2005, 2004, and 2003. None of National Bancshares’ executive officers receives any cash remuneration from National Bancshares. The Bank paid all of the cash remuneration reflected in the table. Because National Bancshares’ business is expected to consist for the foreseeable future of acting merely as the holding company for First National Bank, National Bancshares expects that no separate cash compensation will be paid to National Bancshares officers in addition to compensation paid to them by the Bank.
SUMMARY COMPENSATION TABLE

Name and		($)	($)	Other Annual	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Compensation

Charles J. Dolezal	2005	$212,200	$22,806	$10,100(5)	$17,160(4)
Chairman, President & Chief Executive	2004	$206,200	$6,931	$9,800(5)	$18,818(4)
Officer of National Bancshares and	2003	$202,000	$505	$8,800(5)	$17,591(4)
First National Bank
Kenneth R. VanSickle,	2005	$115,500	$12,242	$0(5)	$2,130(4)
Senior Vice President and Secretary	2004	$112,000	$3,435	$0(5)	$3,850(4)
of National Bancshares and	2003	$105,500	$0	$0(5)	$3,680(4)
Senior Vice President & Chief Loan Officer of First National Bank
Lawrence M. Cardinal, Jr.	2005	$75,567	$9,542	$0(5)	$38,562(6)
Vice President and Treasurer of	2004	$88,600	$2,735	$0(5)	$4,425(6)
National Bancshares and	2003	$86,000	$0	$0(5)	$4,199(6)
Vice President & Controller of First National Bank

(1)	Includes amount deferred at the election of the named executive officers under the 401(k) plan.

(2)	Prior to 2003, bonus payments were made during the year in which earned. See “ELECTION OF DIRECTORS — Compensation Committee Report on Executive Compensation” for changes in the bonus program in 2003. For years 2003, 2004 and 2005, bonus payments were made in the year following which the bonus was earned. Thus, the bonus received in 2005, was earned in 2004. First National Bank has an Employee Stock Purchase Incentive Plan for substantially all employees. Under the plan each employee is entitled to receive a cash payment from First National Bank equal to 20% of the purchase price of National Bancshares stock acquired by the employee on the open market, up to a maximum of 100 shares in each calendar year. Mr. Dolezal’s cash payments under the plan were $598 in 2005, $500 in 2004, and $505 in 2003. Mr. VanSickle received $180 in 2005 and no payments in 2004 and 2003. The cash payments are included in the bonus figures presented in the table.

(3)	Director fees received.

(4)	For Mr. Dolezal, All Other Compensation includes employer contributions under the Bank’s 401(k) plan ($7,954 for 2005) and interest credited to Mr. Dolezal’s deferred compensation account under the Directors Defined Benefit Plan ($9,206 for 2005). For Mr. VanSickle, the All Other Compensation figures represent employer contributions under the Bank’s 401(k) plan.

(5)	Perquisites and other personal benefits, including an automobile provided by the Bank to the Chief Executive Officer for his use, did not exceed the lesser of $50,000 or 10% total salary and bonus. National Bancshares currently has no long-term compensation or stock option plans.

(6)	Mr. Cardinal’s employment with National Bancshares or it’s subsidiary, First National Bank, was terminated on September 21, 2005. All Other Compensation includes separation pay in the amount of $35,916 that was paid during 2005. The remaining amount of $2,646 represents employer contributions under the Bank’s 401(k) plan.

      Miscellaneous Benefits. First National Bank maintains a 401(k) plan covering substantially all employees. The plan allows employees to contribute up to a predetermined amount, and the Bank matches 50% of contributions up to 6% of an employee’s pay. The Bank may also make discretionary contributions to the plan. Group life, disability, hospitalization, and medical insurance plans are offered to officers on substantially the same basis as all other salaried personnel, but officers’ life insurance death benefit is three times salary, not to exceed $300,000. Directors are offered hospitalization and medical insurance plans on the same basis as all salaried personnel.

      Severance Agreements. First National Bank entered into severance agreements — referred to as Special Separation Agreements — in 2000 with Charles J. Dolezal, Kenneth R. VanSickle, and Robert T. Woodruff. In 2004, the Bank entered into severance agreements with Lawrence M. Cardinal and Marc Valentin. The agreements are guaranteed by National Bancshares Corporation. If the executive is involuntarily terminated without cause within three years after a Change in Control (two years for Messrs. Cardinal, Valentin and Woodruff), or if the Executive terminates employment voluntarily but for good reason within three years after a Change in Control (two years for Messrs. Cardinal, Valentin and Woodruff), the executive will be entitled to severance benefits. For purposes of the severance agreements, the term Change in Control includes but is not limited to the following events or circumstances: (a) any purchase of shares under a tender offer for 25% or more of National Bancshares’ stock, (b) acquisition by a person or group of 25% or more of National Bancshares’ stock, (c) approval by National Bancshares stockholders of a merger if National Bancshares is not the continuing or surviving corporation or if National Bancshares stockholders immediately before the merger, would own 50% or less of the common stock of the surviving corporation immediately after the merger, (d) the individuals who constituted National Bancshares’ board of directors when the severance agreements were entered into, together with individuals whose election or nomination was approved by a majority of those directors, no longer constitute at least 75% of National Bancshares’ board of directors, or (e) non-employee directors on the Bank’s Executive Committee conclude that a Change in Control has occurred. For purposes of the severance agreements, the term good reason means any of a number of adverse changes in the executive’s employment circumstances, such as a reduction in the executive’s base salary or annual bonus, a material reduction in the executive’s employee benefits and fringe benefits, a material reduction in the executive’s position, office, or title, a reduction in the executive’s powers, perquisites, responsibilities, or duties, or relocation of the executive’s offices to any location beyond a 20-mile radius of the Bank’s main office in Orrville, Ohio. Severance benefits include —

•	continued base salary for three years, at the salary rate in effect when employment terminated,

•	a bonus for each of those three years, the amount of the bonus being equal to the bonus paid to the executive in the year before termination of employment,

•	matching and discretionary 401(k) contributions, at the same rate the contributions were made in the 12 months before the Change in Control,

•	continuation of normal fringe benefits and perquisites for up to three years, including but not limited to life insurance and health care benefits coverage, and

•	First National Bank will pay the costs of outplacement services actually used by the executive, up to a maximum of 10% of the executive’s annual base salary when the executive’s employment terminated.

      However, the severance agreements provide that severance benefits shall be reduced as necessary to avoid imposition of excise taxes and denial of the Bank’s compensation deduction under sections 280G and 4999 of the Internal Revenue Code. Sections 280G and 4999 (a) impose a 20% excise tax on an executive’s change-in-control benefits if the benefits exceed three times the executive’s W-2 reported compensation (Box 1) averaged over the preceding five years and (b) disallow a compensation expense deduction to the employer for those so-called “excess parachute payments.”

      The severance agreements also impose non-disclosure and non-interference obligations on the executive, along with a one-year non-competition agreement. If the executive brings an action in a court of law to enforce any provision of the severance agreement and the executive prevails, the Company has promised in the severance agreement to pay the executive’s attorney fees and expenses and any other fees and expenses incurred.

      Other than Messrs. Dolezal and VanSickle, the severance agreement of Messrs. Cardinal, Valentin and Woodruff are essentially the same as those outlined above, except that the period in which benefits continue after termination of employment is two years rather than three.

      Effective August 16, 2005, Mr. Woodruff’s employment with First National Bank was terminated. As part of his termination agreement the Bank agreed to provide Mr. Woodruff with coverage under the Special Separation Agreement noted above. His coverage under this plan expires on August 15, 2006.

      Effective September 21, 2005, Mr. Cardinal’s employment with First National Bank was terminated. As part of his termination agreement the Bank agreed to provide Mr. Cardinal with coverage under the Special Separation Agreement noted above. His coverage under this plan expires on March 21, 2006.

      Compensation Committee Report on Executive Compensation. The Executive Committee of First National Bank’s board administers the executive compensation program for National Bancshares and the Bank. The committee establishes policy and practices for compensation, acting on behalf of the full board in setting compensation of employees and officers, including executive officers. The Bank’s compensation strategy is to reward both individual performance and Bank performance, while maintaining compensation at a level consistent with compensation paid to executives of comparably sized financial institutions in the Bank’s market.

      The Executive Committee’s deliberations about executive compensation do not employ fixed criteria. The committee’s determinations about executive compensation are based upon the committee’s assessment of corporate performance in relation to the Bank’s goals and upon the committee’s assessment of individual executive officer performance. An Incentive Compensation Plan for executive officers, which was implemented in 2003, is designed to motivate and reward above expected performance by the Bank’s leadership team. The incentive awards, which are payable in cash following the completion of each year, are based on targeted net income and individual performance against objectives. The Executive Committee has the discretion to modify the awards and the plan’s goals. On November 23, 2004 the Bank’s Executive Committee met to review compensation for all employees. Charles J. Dolezal, President and Chief Executive Officer and

a member of the Bank’s Executive Committee, attended the meeting to make his recommendations regarding senior management, salaried and hourly employees. Mr. Dolezal was excused from the meeting during the discussion of his compensation.

      The Executive Committee at its final meeting in 2004 established Mr. Dolezal’s base salary for 2005. His salary for 2005 was 2.9% higher than in 2004, taking into account his performance, inflation and his responsibilities. With the implementation of the incentive plan adopted in 2003 for executive officers, which requires calculation of any bonus after the year is completed, any bonuses for the year 2005 would be paid in 2006. Total assets of the Bank declined in 2005, as a result of local, regional, and national economic forces challenging the Bank during 2005. The dominant challenges in 2005 consisted of pressure on the Bank’s net interest margin resulting from increasing interest rates, the affect of deposit and loan pricing in an extremely competitive market place and management of non-interest expenses. The Bank’s net income decreased by 27.86% in 2005 over 2004 and was below the net income targeted in the Incentive Plan for 2005. However, the Incentive Plan allows the Executive Committee to consider other factors such as attainment of personal goals, and the Executive Committee may authorize a discretionary bonus payment for 2005. Any payments for attainment of personal goals or a discretionary bonus would be paid in 2006.

      The Executive Committee has considered the qualifying compensation regulations issued by the Internal Revenue Service under Internal Revenue Code section 162(m), which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee if the remuneration exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Remuneration does not exceed the $1.0 million base for any officer or employee. Therefore, executive compensation is not affected by the qualifying compensation regulations.

Submitted by the Executive Committee of First National Bank’s board of directors,

Charles J. Dolezal — Bobbi E. Douglas — John W. Kropf— Steve Schmid — James F. Woolley

      Compensation Committee Interlocks and Insider Participation. Chairman, President and Chief Executive Officer Charles J. Dolezal is a member of the Executive Committee, which oversees executive compensation. However, Mr. Dolezal does not participate in committee deliberations or voting concerning his compensation.

      Director John W. Kropf is an attorney in private practice with the law firm Kropf, Wagner, Hohenberger & Lutz, L.L.P., which performs legal services from time to time for National Bancshares Corporation and First National Bank. Payments of approximately $60,902 for various title services were made in 2005 to First Kropf Title, L.L.C. by mortgage loan borrowers of First National Bank. All or substantially all of First Kropf Title, L.L.C.’s customers are mortgage loan borrowers referred by First National Bank. Kropf, Wagner, Hohenberger & Lutz, L.L.P. owns 51% of First Kropf Title, L.L.C.’s equity interests. First National Bank owns the remainder. Through his interest in the law firm, Director Kropf maybe deemed to have an approximately 14% indirect interest in First Kropf Title, L.L.C.

PERFORMANCE GRAPH
      The following graph and tabular data compare the return on hypothetical $100 investments in each of National Bancshares Corporation stock, the Standard and Poor’s 500 Stock Index, and the Standard and Poor’s 500 Bank Index, with all dividends reinvested.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF NATIONAL
BANCSHARES CORPORATION, S&P 500 STOCK INDEX, AND S&P 500 BANK INDEX

	2000	2001	2002	2003	2004	2005

National Bancshares Corp	$100.00	101.84	152.92	170.86	200.12	170.94
S&P 500 Stock Index	$100.00	88.11	68.64	88.33	97.94	102.75
S&P 500 Banks Index	$100.00	100.02	98.99	125.39	143.47	141.37

*	National Bancshares Corporation is not included in the S&P 500 Stock Index or the S&P 500 Bank Index.
TRANSACTIONS WITH DIRECTORS AND OFFICERS
      Directors and officers and their associates were customers of and had transactions with First National Bank in the ordinary course of business in 2005. Similar transactions can be expected in the future. All loans and loan commitments involving directors and officers and their associates were made by First National Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans and loan commitments with directors and executive officers require advanced approval by First National Bank’s Board of Directors.
      Director John W. Kropf is an attorney in private practice with the law firm Kropf, Wagner, Hohenberger & Lutz, L.L.P., which performs legal services for National Bancshares Corporation and First National Bank from time to time. Director Kropf may also be deemed to have an approximately 14% indirect interest in First Kropf Title, L.L.C., a limited liability company to which some of First National Bank’s mortgage borrowers have made payments for title services. See “ELECTION OF DIRECTORS — Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of a company whose equity securities are registered under the Securities Exchange Act of 1934, and any person who owns more than 10% of a registered class of the company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the company’s stock. During the fiscal year ended December 31, 2005, no director or executive officer of National Bancshares failed to file reports required by Section 16(a) of the Securities Exchange Act of 1934 or failed to file the reports in a timely manner, except as follows. Mr. John W. Kropf failed to file such reports in a timely manner due to an unintentional oversight.

PROPOSALS OF SECURITY HOLDERS

      The proxy is solicited by management. It confers discretionary authority to vote on any matters that properly come before the annual meeting or any adjournments thereof. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly presented at the 2006 annual meeting, the persons named, as proxies will vote thereon in accordance with their best judgment.

      Stockholders desiring to submit a proposal for inclusion in National Bancshares’ proxy materials for the 2007 annual meeting must submit the proposals to National Bancshares at its executive offices no later than November 23, 2006. We will not include in our proxy statement or form of proxy for the 2007 annual meeting a stockholder proposal that is received after that date or that otherwise fails to satisfy requirements for stockholder proposals established by Securities and Exchange Commission regulations. Proposals should be sent to Charles J. Dolezal, President, National Bancshares Corporation, 112 West Market Street, PO Box 57, Orrville, Ohio 44667.

      If a stockholder intends to present a proposal at the 2007 annual meeting without seeking to include the proposal in National Bancshares’ proxy materials for that meeting, the stockholder must give advance notice to National Bancshares. The stockholder must give notice at least 45 days before the date in 2007 corresponding to the mailing date of this proxy statement for the 2006 annual meeting. This proxy statement is being mailed to shareholders on or about March 22, 2006, the date that is 45 days before the corresponding mailing date in 2007 is therefore February 5, 2007. Accordingly, if you desire to present a proposal at the 2007 annual meeting of stockholders without seeking to include the proposal in National Bancshares’ proxy materials for that meeting, you should provide notice of the proposal to National Bancshares no later than February 5, 2007. If you fail to do so, National Bancshares’ management proxies for the 2007 annual meeting will be entitled to use their discretionary voting authority on that proposal, without any discussion of the matter in National Bancshares’ proxy materials.

INDEPENDENT AUDITOR

      Crowe Chizek and Company LLC served as National Bancshares Corporation’s independent auditor for the fiscal years ended December 31, 2005 and 2004. We expect that one or more representatives of Crowe Chizek will attend the annual meeting, will have an opportunity to make a statement if the representative(s) desires to do so, and will be available to answer appropriate questions.

      Crowe Chizek and Company LLC has informed National Bancshares that all or substantially all of the audit and other services provided by Crowe Chizek and Company LLC were performed by full-time, permanent employees of Crowe Chizek and Company LLC. National Bancshares was billed by Crowe Chizek and Company LLC for fees aggregating $92,515 for the fiscal year ended December 31, 2005 and $78,630 for the fiscal year ended December 31, 2004, consisting of the following:

      Audit Fees. For the audit of National Bancshares’ annual financial statements and reviews of the financial statements included in National Bancshares’ Quarterly Reports on Form 10-Q, Crowe Chizek and Company LLC billed aggregate fees of $71,000 for the fiscal year ended December 31, 2005, and $69,650 for the fiscal year ended December 31, 2004. Audit fees are pre-approved by the Audit Committee each year.

      Audit-Related Fees. The aggregate fees billed for audit-related services totaled $2,190 for the fiscal year ended December 31, 2005 and $2,330 for the fiscal year ended December 31, 2004. The audit-related fees in 2005 related to meeting attendance and external audit involvement in Sarbanes-Oxley 404 implementation. All audit-related services require pre-approval by the Audit Committee.

      Tax Fees. The aggregate fees billed for tax services totaled $14,850 for the fiscal year ended December 31, 2005 and $6,550 for the fiscal year ended December 31, 2004. The tax-related fees in 2005 are related annual tax filings and consulting associated with an IRS audit. All tax services require pre-approval by the Audit Committee.

      All Other Fees. The aggregate fees for services not included above were $4,475 for the fiscal year ended December 31, 2005 and $0 for the fiscal year ended December 31, 2004. The fees for fiscal year 2005 related to consulting on the Bank’s Directors Pension Plan and review of goodwill. All other fees require pre-approval by the Audit Committee.

GENERAL

      The cost of solicitation of proxies will be borne by National Bancshares Corporation and First National Bank. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy material to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of First National Bank may solicit proxies personally or by telephone without additional compensation.

      The board is not aware of any business to come before the meeting other than those matters described in this proxy statement. However, if any other matters properly come before the annual meeting, proxies in the accompanying form will be voted on those other matters in accordance with the judgment of the person or persons voting the proxies, including matters relating to the conduct of the annual meeting.

ANNUAL REPORT

      Our 2005 Annual Report has been mailed to persons who were stockholders as of the close of business on March 9, 2006. Additional copies may be obtained without charge by written request. The 2005 Annual Report is not part of these proxy-soliciting materials and is not incorporated in this proxy statement by reference. National Bancshares files periodic reports and other information with the SEC under the Securities Exchange Act of 1934. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. The SEC maintains an Internet web site containing reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

      If you and others who share your address own your shares in street name, your broker or other holder of record may be sending one copy only of the annual report and proxy statement to your address. Known as “householding,” this practice reduces National Bancshares’ printing and postage costs. However, if you wish to receive a separate annual report or proxy statement in the future, you should contact your broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record. Stockholders who share an address to which a single annual report or proxy statement is delivered may orally or in writing request a separate copy of the annual report or proxy statement. National Bancshares will deliver the separate annual report or proxy statement promptly at your request.

      A copy of National Bancshares Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission but without exhibits, will — on or after April 1, 2006 — be furnished without charge upon written request directed to Mr. Kenneth R. VanSickle, Secretary, National Bancshares Corporation, 112 West Market Street, PO Box 57, Orrville, Ohio 44667.

☑	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NATIONAL BANCSHARES CORPORATION

Annual Meeting of Shareholders to be Held April 27, 2006
This Proxy is Solicited on Behalf of the Board of Directors
     KNOW ALL PERSONS BY THESE PRESENT: That I/We, the undersigned Shareholder or Shareholders of National Bancshares Corporation, Orrville, Ohio, do hereby nominate, constitute and appoint John W. Kropf, James F. Woolley and John E. Sprunger, or any one of them, (with substitution, for my or our stock and in my or our name, place and stead) to vote all the common stock of said Company, standing in my or our name, on its books on March 9, 2006, at the Annual Meeting of Shareholders to be held at the OPERATIONS CENTER OF FIRST NATIONAL BANK, 1444 NORTH MAIN STREET, ORRVILLE, OHIO, on April 27, 2006 at 2:00 o’clock p.m., or at any adjournment thereof with all the powers the undersigned would possess if personally present. The shares will be voted in accordance with my specifications.

	For	With- hold	For All Except
Elect Three (3)Directors to Serve a Three (3) Year Term as Directors of the Company Until Expiration of Their Term in 2009: (except as marked to the contrary below):	☐	☐	☐

Bobbi E. Douglas, John E. Sprunger and Howard J. Wenger

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

Please specify your choice by marking the appropriate boxes above. This Proxy confers authority to vote “FOR” the proposition listed above unless “WITHHOLD” or “FOR ALL EXCEPT” is indicated. The agents named hereon cannot vote your shares unless you sign and return this proxy card. (IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.)

The Board of Directors recommends a vote “FOR” the listed proposition. (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.)

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any sign above

Detach above card, sign, date and mail in postage paid envelope provided.
NATIONAL BANCSHARES CORPORATION

INSTRUCTIONS: When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.
ALL JOINT OWNERS MUST SIGN.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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